ADMINISTRATIVE SERVICES AGREEMENT

Genworth Variable Insurance Trust (the “Trust”), on behalf of its series listed in Exhibit A hereto (each, a “Fund”), and Genworth Life Insurance Company of New York (the “Insurance Company”), mutually agree to the arrangements set forth in this Administrative Services Agreement (the “Agreement”), effective as of August 22, 2008.

WHEREAS, the Insurance Company issues variable life insurance policies and/or variable annuity contracts (each, a “Contract”); and

WHEREAS, the Insurance Company has entered into a fund participation agreement (the “Participation Agreement”) with the Trust, on behalf of each Fund, pursuant to which the Trust has agreed to make shares of the Funds available for purchase by the Insurance Company’s separate accounts or divisions thereof (each, a “Separate Account”) in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

WHEREAS, the parties to this Agreement expect that the Funds can derive substantial savings in administrative expenses by virtue of having one or more Separate Accounts each as a single shareholder of record of Fund shares, rather than having numerous public shareholders of such shares and having the Insurance Company perform the administrative services listed on Exhibit B  hereto for the Funds in connection with the Contracts issued by the Insurance Company; and

WHEREAS, the Insurance Company has no contractual or other legal obligation to perform such administrative services, other than pursuant to this Agreement and the Participation Agreement; and

WHEREAS, the Insurance Company and the Trust, on behalf of each Fund, desire to document in this Agreement the compensation to be paid to the Insurance Company by the Funds pursuant to the Distribution and Servicing Plan approved by the trustees of the Trust on July 31, 2008;

NOW, THEREFORE, the parties agree as follows:

Section 1.  Administrative Services; Payments Therefor.

(a)          Insurance Company shall provide the administrative services set out in Exhibit B hereto, as may be amended from time to time, relating to the Funds.  For such services, each Fund agrees to pay to the Insurance Company, or its designee, an annual fee (the “Fee”) equal to 0.25% of the average daily net assets of the Fund attributable to the Contracts.  The parties agree that the Fee will be paid on a monthly basis.

(b)          The Fund shall calculate the Fee at the end of each applicable calculation period (as described above) and will make such payment to the Insurance Company, or its designee, without demand or notice from the Insurance Company, within thirty (30) days thereafter, in a manner mutually agreed upon by the parties to this Agreement from time to time.

Section 2.  Nature of Payments.

The parties to this Agreement recognize and agree that payments to be made to the Insurance Company pursuant to this Agreement are for services in connection with the promotion and distribution of Fund shares and/or the provision of investor services as set out in Exhibit B.

Section 3.  Term and Termination.

This Agreement may be terminated with respect to any Fund, without penalty on sixty (60) days written notice by: (1) the Insurance Company; or (2) by the vote of (i) a majority of the trustees of the Trust who are not interested persons of the Trust (the “Independent Trustees”), or (ii) a majority of the outstanding voting securities of such company (as defined in the Investment Company Act of 1940 (the “1940 Act”)).  This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).  Unless so terminated, this Agreement shall continue in effect for so long as the Insurance Company provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Fund but shall not continue in effect for more than one year unless such continuance is approved at least annually by the Independent Trustees in accordance with Rule 12b-1 under the 1940 Act.

Section 4.  Amendment.

This Agreement may be amended only upon mutual agreement of the parties in writing.

Section 5.  Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered:

Genworth Variable Insurance Trust
Contra Costa Boulevard, Suite 600
Pleasant Hill, CA 94523-3967
Attention:  President

Genworth Life Insurance Company of New York
6620 West Broad Street, Building 2
Richmond, VA 23230
Attention: General Counsel, Securities

Section 6.  Miscellaneous.

(a)          Successors and Assigns. To the extent this Agreement is transferred to another party without termination due to assignment (as defined in the 1940 Act), this Agreement shall be binding upon the parties and their transferees, successors and assigns .  The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

(b)          Intended Beneficiaries.  Nothing in this Agreement shall be construed to give any person or entity other than the parties any legal or equitable claim, right or remedy.  Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties.

(c)          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(d)          Applicable Law.  This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Virginia without reference to the conflict of law principles thereof.

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(e)          Severability.  If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

GENWORTH VARIABLE INSURANCE TRUST

By:           /s/ Carrie E. Hansen
Name:      Carrie E. Hansen
Title:        President

GENWORTH LIFE INSURANCE COMPANY OF NEW YORK

By:           /s/ Matthew P. Sharpe
Name:      Matthew P. Sharpe
Title:        Vice President

Exhibit A

Fund

Genworth Calamos Growth Fund
Genworth Columbia Mid Cap Value Fund
Genworth Davis NY Venture Fund
Genworth Eaton Vance Large Cap Value Fund
Genworth Legg Mason Partners Aggressive Growth Fund
Genworth PIMCO StocksPLUS Fund
Genworth Putnam International Capital Opportunities Fund
Genworth Thornburg International Value Fund
Genworth Western Asset Management Core Plus Fixed Income Fund

Exhibit B

ADMINISTRATIVE SERVICES FOR THE TRUST

MAINTENANCE OF BOOKS AND RECORDS:

■	Maintaining a record of share purchases to assist transfer agent in recording issuance of shares.

■	Performing miscellaneous account services to assist transfer agent in recording transfers of shares (via net purchase orders).

■	Reconciliation and balancing of the separate account at the Fund level in the general ledger and reconciliation of cash accounts at general account.

PURCHASE ORDERS:

■	Determination of net amount of cash flow into Fund.

■	Reconciliation and deposit of receipts at Fund and confirmation thereof.

REDEMPTION ORDERS:

■	Determination of net amount required for redemptions by Fund.

■	Notification to Fund of cash required to meet payments for redemption.

REPORTS:

■	Periodic information reporting to the Trust as mutually agreed to in writing by the Insurance Company and the Trust.

FUND-RELATED CONTRACT OWNER SERVICES:

■	Telephone support for Contract owners with respect to inquiries about the Funds (not including information about performance or related to sales) available in the Contracts.

■	Facilitation of the tabulation of Contract owners’ votes in the event of a rust shareholder vote.

■	Delivery of current prospectuses, reports, proxies and other informational materials to Contract owners.

OTHER ADMINISTRATIVE SUPPORT:

■	Sub-Accounting services as mutually agreed to in writing by the Insurance Company and the Trust.

■	Providing other administrative support to the Trust as mutually agreed to in writing by the Insurance Company and the Trust.

■	Relieving the Trust of other usual or incidental administrative services provided to individual Contract owners as mutually agreed to in writing by the Insurance Company and the Trust.

■	Preparation of reports to certain third-party reporting services as mutually agreed to in writing by the Insurance Company and the Trust.